Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated May 3, 1999 included in Digital Courier Technologies, Inc.'s Form 10-K/A for the year ended June 30, 1998 and our reports dated July 29, 1998 and August 3, 1998 included in DataMark Holding, Inc.'s Proxy Statement for the Special Meeting of Shareholders held September 16, 1998 and to all references to our Firm included in this registration statement.


ARTHUR ANDERSEN LLP

Salt Lake City, Utah
May 3, 1999